SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”), dated as of January 22, 2016 by and between UAS Drone Corp., a Nevada corporation (hereinafter called the “Company”), and Chad Swan (hereinafter called “Swan”), shall terminate that certain Employment Agreement (the “Employment Agreement”) dated March 5, 2015 between the Company and the Employee.

1.

Termination.  The Company and Swan hereby mutually agree that the Employment Agreement shall terminate effective immediately (the “Termination Date”). As of the Termination Date, Swan shall no longer serve as CEO of the Company, and shall make no other claims as serving in an officer or director capacity with the Company. The parties acknowledge that Swan has never served as a director or Chairman of the Company.

a.

Swan acknowledges that the non-disclosure provisions of Section 3 of the Employment Agreement, the non-solicitation provision of Section 4, and the work product provision of Section 5, shall survive the termination of the Employment Agreement.

b.

The Company acknowledges that the indemnification provisions of Section 7 shall survive the termination of the Employment Agreement.

c.

Nothing in this Agreement is meant to keep Swan from serving as a consultant in the UAV industry or otherwise making a living in the industry, provided he does not breach the non-disclosure, non-solicitation or work product provisions of the Employment Agreement which survive termination.

2.

Retention of Shares.  The Company and Swan agree that Section 2.2 of the Asset Purchase Agreement (the “APA”) shall be cancelled. As a result, Swan shall retain his 500,000 shares of common stock of the Company by virtue of this Agreement.

3.

Lock-Up.   In consideration of his retention of shares of the Company, Swan agrees that he shall not sell any of said shares for a period of at least three (3) months from the Termination Date, as required under Rule 144 of the Securities Exchange Act of 1933, as amended, and after such time, he shall not sell or otherwise transfer more than 50,000 shares of the Company’s common stock per month without the Company’s written approval.  The Company may hold back stock certificates or refuse to remove restrictive legends on said certificates in order to enforce the terms of this lock-up provision.

4.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction.

5.

Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company’s executive office, or to the last address known for Swan.

6.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between Swan and the Company with respect to such subject matter, except as otherwise specifically provided herein.

7.

Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.  Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

8.

Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by duration, geographic scope or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

9.

Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

10.

Mutual Release.  The parties hereby release any and all claims they may have against the other based on the Employment Agreement; provided however, this shall not release Swan from liability for breach of the continuing obligations of Sections 3, 4 and 5 of the Employment Agreement, or if the Company determines that Swan acted in bad faith against the Company (as commonly provided in the indemnification provision of the Employment Agreement) before, during or after the Employment Agreement.

SWAN ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THESE TERMS AND CONDITIONS OF EMPLOYMENT AND AGREES THAT THESE TERMS AND CONDITIONS ARE NECESSARY FOR THE REASONABLE AND PROPER PROTECTION OF THE COMPANY'S BUSINESS.  SWAN FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM THAT HE IS ENTITLED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS SELECTION PRIOR TO SIGNING, AND HE HAS EITHER DONE SO OR ELECTED TO FOREGO THAT RIGHT.

(signatures on following page)

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement as of the date first above written.

UAS DRONE CORP.

By: /s/ Christopher Nelson

Name: Christopher Nelson

Title:   Director

Date:   January 22, 2015

/s/ Chad Swan__________

Chad Swan

Date: January 22, 2016

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